Homeland Energy Solutions

DECEMBER 2018

HOMELAND ENERGY SOLUTIONS NEWSLETTER

INSIDE THIS ISSUE:

10 YEAR SERVICE AWARD:



Congratulations to Stan Wubbena, VP Commodity/Risk Manager and Kevin Howes, Chief Operating Officer, being the first two employees of Homeland Energy to celebrate 10 years of service.

Back in February 2009, Homeland hired a majority of its workforce. Almost 10 years later, nine of them will be celebrating their milestone. These employees will also be recognized at Homeland's Annual meeting next April. April 4, 2019 will also mark Homeland's 10th anniversary of their first gallon of ethanol produced. Homeland has had a great 10 years and here is to many more. Congratulations!

FROM THE CEO DESK:

As we approach the end of the year, we are facing many uncertainties. Will China start buying ethanol and DDG? How will the EPA handle the small refinery exemptions for the upcoming year? What will the new Congress have for its agenda? Will there be a government shutdown? While these are things that no one has definitive answer; there are things we do have certainty about at Homeland.

We are operating one of the very best plants in terms of costs and efficiencies and that will keep us running even when the times are tough. For a plant that dries 100% of the DDG, we have the lowest electrical usage per gallon in the industry. We are easily in the top 10% in terms of lowest cost for maintenance, labor and company overhead in the industry. We continue to drive for the best operating costs and that continues to keep us leading the pack.

We have narrowed our search for the best new technologies to lower our natural gas usage and we are getting close to moving forward with those exciting projects next year.

I want to make a very special recognition to all the employees at Homeland as we continue to set production records and maintain very high efficiencies. **Our greatest strength is our people.** None of these great results would be possible without the employees of Homeland bringing their very best effort, knowledge and experience to continue the outstanding results we have been experiencing at Homeland.

Merry Christmas and Happy New Year.

-James Broghammer, CEO

SIGN UP FOR ELECTRONIC K-1

Through our tax professionals at RSM, we are again offering a secure portal that will enable our members to log in and download the 2018 Form K-1 within about 24 hours after the K-1 is completed.

Please sign up for electronic delivery of K-1 forms on our website (www.homelandenergysolutions.com). Then watch your email for instructions to sign in to the portal. Separate sign in credentials are required for each Tax ID. (If you normally receive two separate K-1s, then you will need two separate log-ins.)

If you have already signed up last year, no need to re-register.

HOMELAND PIE

Homeland participated in the annual IRFA PAC Auction. All producer members were encouraged to donate one pie or other dessert. A homemade, lard crust, fresh peach pie was submitted by a Homeland employee and raised $140, which was second only to Cinnamon Rolls that brought $150. Funds raised go to support both state and local candidates that support robust biofuels policies.



STAN'S THOUGHTS

Times are tough in our ethanol industry. At the time of writing this, margins are negative for all ethanol plants. We are hearing more plants each day either slowing down or idling down because of negative margins. We are lucky at Homeland because of our efficiencies, our margins are less negative than most plants, but nonetheless, we are operating in the red.

The reason I am bringing this up is to advise our corn customers to stay aware of ethanol margins. Your plant at Homeland may not need to slow down or shutdown but when a large share of our industry does, it has a dramatic effect on corn prices. Corn used for ethanol is by far the largest piece of the pie when it comes to corn usage, much larger than exports. If things continue to worsen, this plant may also need to slow down. The danger is real.

Positive news about China is good for bean and corn prices, and most recently there seems to be much optimism out there. I don't necessarily intend to weigh on the optimism, but I see a much larger problem with corn prices beyond fixing trade with China. Opening trade with some exports of ethanol to China is also good news, but to really fix things, we need to get to increase blending to E15 along with more exports of all our commodities, including corn and ethanol.

We at Homeland are in this time of low corn and ethanol prices together with our corn customers. One nice thing about markets is that they change. Let's hope they do soon. I would also like to thank those politicians that are supporting ethanol blending. Where would we be without them?

As always, I would like to thank all our corn customers for their business. "It all starts with the corn at Homeland"

-Stan "The man from Homeland" Wubbena,
Commodity & Risk Manager

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q3 2018

Homeland's third quarter 2018 results were profitable despite narrowing margins in the market. Financial results, which are summarized below, reflect a $6.4M net income for the three month period and nearly $22.2M for the nine months year to date. The increased plant production rates following the 2017 plant expansion have certainly contributed to the increased revenue and increased net income. Year to date September 30, 2018 shows a 20% increase in ethanol gallons produced when compared to the same period 2017. Production of distillers grains has increased 23% YTD September 30, 2018 vs 2017 and corn oil production has increased 10% comparing the same period.

Average ethanol price per gallon has fallen approximately 10% when comparing Q3 2018 to Q3 2017. On a positive note, the price per ton of distillers grains has recovered nicely from the 2017 drop. YTD September averages show an increase of more than 50% and a comparison of September 2018 to September 2017 shows an increase of approximately 36%. Our increased production capacity and improved efficiencies are keeping us strong in this tough market atmosphere.

As the end of the tax year approaches, our members' thoughts naturally turn to taxable income. **Our current projection is that approximately $228 per membership unit will flow through to the members at the individual level.**

In addition, we anticipate that all of HES's income will qualify for the new IRC section 199A 20% pass-through deduction. Please consult your tax advisor for further discussion.

Homeland paid out nearly $9.7M in member distributions in June, 2018. The Board of Directors will discuss a possible 2018 distribution at the December board meeting.

Please see a summary of the Company's financial performance below or you may find a more detailed version of the annual report available on the HES www.homelandenergysolutions.com or on the SEC website www.sec.gov then click on Company Filings.

-Beth Eiler, Chief Financial Officer

BALANCE SHEET		9/30/2018	6/30/18	03/31/18	12/31/17
Current Assets	$	89,707,169	83,280,338	83,698,569	80,646,235
Property & Equipment		134,873,661	135,408,190	137,039,724	140,443,170
Other Assets		4,757,616	4,713,473	4,740,495	4,208,663
Total Assets		229,3389,446	223,402,001	225,478,788	225,298,068
Current Liabilities	$	44,366,556	44,772,696	44,865,286	49,760,838
Long-term Liabilities		20,947,236	20,943,718	23,940,201	23,936,683
Total Members' Equity		164,024,654	157,685,587	156,673,301	151,600,547
Total Liabilities & Equity		229,338,446	223,402,001	225,478,788	225,298,068
Book Value – 64,560 (9/30/2018) and 64,585 Prior Outstanding Membership Units	$	2,541	2,442	2,426	2,347

INCOME STATEMENT					
		3 Months Ended 09/30/2018	3 Months Ended 09/30/2017	9 Months Ended 9/30/2018	9 Months Ended 9/30/2017
Revenue	$	77,391,884	59,680,650	238,202,795	194,342,760
Cost of Goods Sold		69,955,591	52,152,539	212,749,745	174,938,128
Operating Expenses		895,382	806,772	2,743,212	2,833,927
Operating Income		6,540,911	6,721,336	22,709,835	16,570,705
Other Income (Loss)		(136,844)	76,001	(532,978)	607,827
Net Income		6,404,067	6,797,340	22,176,857	17,178,532
Net Income Per Unit	$	99.18	105.25	343.40	265.98

"Our current projection is that approximately $228 per membership unit will flow through to the members at the individual level."



CONSTRUCTION IN FULL SWING ON LATEST PROJECT



Construction work is in full swing on the latest project at Homeland. The $4 million project includes two 30,000-gallon corn oil storage tanks and associated rail loadout equipment and a state-of-the-art three tank yeast propagation system. Both the corn oil and yeast system are expected to have an immediate impact on our bottom line and a pay back of less than 2 years.

Currently, Homeland only ships out corn oil via truck and our storage tank capacity is just over two days. With the addition of these two new tanks, our oil storage almost triples, which will decrease our logistic constraints that exist today, especially during the winter and holiday long weekends. With the additional ability to ship via rail, we expect to be able to reach customers down south with larger volumes of oil and improve our oil price per pound. This part of the project should be on line and operational by the end of the year.

At the same time, Homeland has been working closely with vendors, suppliers, and engineering companies to design and construct a state-of-the-art yeast propagation system. With this new system, opportunities open-up to experiment with different yeast that are not possible with our current direct pitch system. Yeast propagation also reduces the amount of yeast that is required per fermenter. This part of the project should be on line and operational by the end of January.

-Kevin Howes, Chief Operating Officer

IOWA CORN PROMOTION BOARD

IOWA CORN

Trade, is it important?

President Trump is scheduled to meet with China's President Xi sometime during the G20 summit scheduled to start Friday, November 30th. This meeting is being viewed as high intensity between the U.S. and China since both sides have shared their written demands of each other in writing. Trade is critical to us because 95% of the world population lives outside the United States. Trade is important to other countries because they need products that we produce in the United States. To Iowa farmers, trade with China and other countries has a threefold importance: 1. Corn in the form of whole corn, DDGs and ethanol exports 2. Soybeans as whole beans and beanmeal exports 3. Meat exported to other countries that was fed U.S. corn and soybeans.

NAFTA 2.0 or USMCA deal -

President Trump is expected to sign the USMCA deal at the end of November, but according to Trade Promotion Authority's legislative timeline, it won't come before lawmakers for consideration until February, after the new Congress has been seated. The deal has fast-track protections that limit debate and prevent filibusters in the Senate. Members also won't be able to introduce amendments to change the agreement—they'll have to simply cast an up-or-down vote.

-Iowa Corn



INDUSTRY NEWS—RFA:

After months of messages from the White House indicating that current restrictions on the sale of E15 are "unnecessary and ridiculous," President Trump announced in October that his administration will approve "RVP parity" for E15, allowing retailers to sell the fuel year-round without restriction. Since the announcement, the Renewable Fuels Association (RFA) has been working with the U.S. Environmental Protection Agency (EPA) to ensure that the necessary regulatory changes are finalized prior to 2019's RVP control season, which would begin on June 1.

On the heels of the President's announcement, RFA member GROWMARK announced that it will offer pre-blended E15 at many of its terminals in Illinois, Iowa, and Missouri. RFA has been working with GROWMARK on a number of issues related to offering E15 at the terminals, including regulatory compliance, participation in the EPA's required fuel survey, and adoption of RFA's Misfueling Mitigation Plan. RFA also continues to work with retailers interested in offering E15, including large chains like Casey's and Cumberland Farms. Following the President's announcement, those two retailers announced plans to begin offering E15 at hundreds of their locations throughout the Midwest and Mid-Atlantic, respectively.

As E15 continues to grow its market share, the oil industry continues to spread misinformation about the impact of E15 on engines and auto warranties. RFA has aggressively responded. In an October analysis, RFA determined that 93% of all new model year (MY) 2019 vehicles are explicitly approved by automakers to use E15. For the first time, Subaru is approving the use of E15 in several of its most popular models for MY 2019. Further, RFA determined that 92% of the vehicles currently on the road were built in 2001 or later, meaning they are legally approved by EPA to use E15.

RFA also continues to push for higher octane mid-level blends like E25 and E30; we sent detailed comments to EPA and the Dept. of Transportation demonstrating that mid-level blends can deliver the higher octane that automakers are seeking as they prepare to comply with more stringent fuel economy and emissions regulations.

Meanwhile, 2018 is shaping up to be a record-breaking year for exports of U.S. ethanol. It is expected that 1.6 to 1.7 billion gallons will be exported, accounting for more than 10% of U.S. production. Brazil, Canada, and India continue to serve as top markets, and RFA is working diligently to resolve trade barriers that are limiting exports to China, Mexico, and other major markets.

Finally, RFA formally announced restructuring plans in October, a Geoff Cooper officially took over as the new President and CEO. Jess ca Bennett now oversees lobbying operations in RFA's Washingto office, and three new staffers have been added to the RFA team: Sco Richman as Chief Economist, Connor Hamburg as Director of Gover ment Affairs, and Jackie Pohlman as Manager of Member Relation With this team in place, RFA is well positioned to continue the im portant work that moves the industry forward, which would not b made possible without the continued support and hard work of Home land Energy Solutions.

As we celebrate Thanksgiving and look forward to 2019, we are than ful for Homeland Energy Solutions and all our proud members. Than you!

-Jackie Pohlman, Manager of Member Relation

DIRECTOR APPLICATIONS OPEN

Nominations are currently being accepted for individuals interested in serving on the Homeland Energy Solutions Board of Directors. Three positions will be voted on at the 2019 annual meeting. The seats are currently being held by Nick Bowdish, Patrick Boyle and Chad Kuhlers. Homeland's nominating committee will consist of Steve Core, Maurice Hyde, Christine Marchand (chair) and Steve Dietz. Individuals interested in being nominated should go to our website (www.homelandenergysolutions.com) and print off an application or contact Katherine Balk, VP of HR, at Homeland. Applications will be accepted until January 1st, 2019.

LEGAL PROCEEDINGS UPDATE IN RETTERATH CASE:

At this time, there are no updates for the Retterath lawsuit.

Homeland Energy Solutions

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us



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ETHANOL: DRIVING AMERICA'S FUTURE